Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS TO RESUME

PRODUCTION AT ITS EAGLE NO. 1 MINE

LEXINGTON, KY  (April 8, 2011) — The United States Mine Safety and Health Administration (“MSHA”) has just terminated two imminent danger orders issued on March 18, 2011 to Lexington, Kentucky based Rhino Eastern LLC, a 51%-owned subsidiary of Rhino Resource Partners LP (NYSE: RNO), regarding its Eagle No. 1 Mine in Bolt, West Virginia.  Today’s actions by MSHA allow Rhino Eastern LLC to resume production at the Eagle No. 1 Mine immediately.

R. Chad Hunt, P.E., Vice President of Rhino GP LLC, the General Partner of Rhino Resource Partners LP and the executive who oversees the Rhino Eastern Mine, commented that “We have successfully drained the pools of water that caused MSHA to issue the two imminent danger orders and we will continue to monitor the situation and drain any smaller pockets that remain when we encounter them.  The safety of our workforce always has been, and will continue to be, our top priority.  We are very appreciative of the hard work our management and workforce put into this effort to get the orders lifted and the cooperation we received from MSHA.”  Future production is not anticipated to be affected by the temporary idling of production or the engineering solution implemented by Rhino Eastern LLC.

About Rhino Resource Partners LP

Rhino is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and related assets in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. In addition, the Company intends to expand its operations through strategic acquisitions, including the acquisition of stable, cash generating non-coal natural resource assets to enable Rhino to increase its cash distributions over time.

Forward Looking Statements

This press release may include forward-looking statements.  These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “anticipate,” “estimate,” “continue,” or other similar words.  These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  These forward-looking statements involve risks and uncertainties.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rhino’s prospectus and SEC filings.  Rhino undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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